Exhibit 3.7

CERTIFICATE OF LIMITED PARTNERSHIP

OF

KITE REALTY GROUP, L.P.

The undersigned, desiring to form a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, do hereby certify as follows:

I.The name of the limited partnership is: Kite Realty Group, L.P. (the “Partnership”)

II.The address of the Partnership’s registered office in the State of Delaware is 2711 Centreville Road, Suite 400, Wilmington, Delaware 19808. The name of the Partnership's registered agent for service of process in the State of Delaware at such address is Corporation Service Company.

III.The name and mailing address of the sole general partner is as follows:

NAME MAILING ADDRESS

Kite Realty Group Trust 30 S. Meridian Street
Suite 1100
Indianapolis, IN 46204

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Limited Partnership of Kite Realty Group, L.P. as of March 29, 2004

KITE REALTY GROUP TRUST

By: /s/ John A. Kite
Name: John A. Kite
Title: Trustee